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                                                                  Exhibit 10.12

                        LONG-TERM INCENTIVE AGREEMENT
                        -----------------------------

     This Long-Term Incentive Agreement (the "Agreement") is dated as of February 29, 1996 between TASC, Inc., a Massachusetts corporation ("TASC") and John C. Holt (the "Executive").

     WHEREAS, TASC, the Executive and Primark Corporation ("Primark" or the "Company") are parties to a certain Employment Agreement dated as of February 28, 1994 (the "Employment Agreement") pursuant to which the Executive would be entitled to receive a cash payment (the "EVA Agreement") if TASC achieved a certain amount of economic value-added ("EVA"); and

     WHEREAS, since entering into the Employment Agreement, the Company and TASC have determined that using the full 5-year performance period and EVA criteria contained in the Employment Agreement would penalize the Executive for operations and strategic decisions made prior to his becoming President and Chief Executive Officer of TASC; and

     WHEREAS, in order to correct the unintentional results described above and provide the Executive with an effective incentive, the Employment Agreement was amended in the summer of 1995 to commence a new performance period on January 1, 1995 (the "1995 Amendment"); and

     WHEREAS, subsequently the Company and TASC sought, but were unable to obtain from the Internal Revenue Service, a change in the requirements of the performance-based compensation exception contained in Section 162(m) of the Internal Revenue Code ("Code") that would have allowed the use of an EVA performance period commencing on January 1, 1995; and

     WHEREAS, the final regulations relating to Section 162(m) of the Code were promulgated on December 19, 1995; and



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     WHEREAS, the parties now desire to terminate the EVA provision of the
Employment Agreement and the entire 1995 Amendment and establish a new long-term incentive compensation plan for the Executive that would commence on January 1, 1996 and otherwise comply with the requirements of Section 162(m) of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in the Employment Agreement, the parties hereto agree as follows:

         1. In consideration of the payment to the Executive of $516,316, the parties hereto agree that Paragraphs 3(b), 3(c), and 3(d) of the Employment Agreement and the 1995 Amendment are hereby cancelled and superceded by the terms and provisions of this Agreement, and the Executive hereby releases TASC and Primark and their respective officers, directors and employees from any and all claims, debts, obligations and liabilities arising from or in connection with the aforementioned paragraphs and the 1995 Amendment.

         2. (a). The Executive shall be entitled to receive from TASC, subject to the payment limitations and forfeiture provisions described below, a cash payment in the event TASC achieves a certain cumulative amount of "economic value-added" ("EVA") from calendar year 1996 through each calendar year up to and including 1998. Notwithstanding anything herein to the contrary and subject to the provisions of Paragraph 3 hereof, any such cash payment shall be made in accordance with Paragraph (b) hereof. "Economic value-added" is defined as operating income before goodwill and other acquisition costs arising from acquisitions made prior to 1995 minus interest expense incurred by TASC (plus any interest income accrued by TASC) and minus a capital charge. Interest includes interest expense associated with external debt, inter-company loans and capital leases. The capital charge shall be calculated annually as 10% of the average of the net book value of TASC at the opening and close of the year. All figures shall be determined in accordance with generally accepted accounting principles and in a manner consistent with past practices. For purposes of this Paragraph
         (a), Executive understands and agrees that he shall forfeit his entitlement to any amounts that he may have earned under this Paragraph
         (a) if (i) he terminates his employment with TASC prior to December 31, 1998 or his employment with


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          TASC is terminated for "cause" as that term is defined in Paragraph
          9(a) of the Employment Agreement prior to December 31, 1998; or (ii) TASC does not achieve an annual compound growth rate of EVA on a cumulative basis of greater than 10% for the three full years ended December 31, 1998. No payment shall be made before the Compensation Committee of the Board of Directors of Primark (the "Committee") shall have certified in writing that the relevant standard for EVA growth (determined under the table below) shall have been attained and that other material terms shall have been satisfied.

               The impact of the settlement of any items shall be excluded from the computation of EVA, but only to the extent of the amount of the reserve that may have been established prior to 1996 to cover any such settlement. The expenses incurred by TASC to satisfy a judgment in, or to settle, a lawsuit or proceeding in which TASC was involved as of February 28, 1994, the date Mr. Holt entered into the Employment Agreement, shall be added to EVA.

               The release of any portion of a general reserve of $350,000 established in 1995 will be deducted from the EVA calculation in any year in which any portion of this reserve may be released.

               Additionally, with respect to other reserves, it is the intention of this Agreement that EVA be calculated throughout the Agreement using consistently applied methodologies in arriving at such reserves recorded both directly and indirectly (indirect methods include such means as estimates to complete on long-term contracts or overhead rates).

               The amount of cash payment shall be determined at the end of each calendar year from the following table (all amounts shall be interpolated):

=====================================================================================================================
                                     ($)           (ii) ($000s)          ($)         (iii) ($000s)          ($)
                                 Cumulative     EVA as Determined    Cumulative    32.57% Cumulative    Cumulative
               (i) ($000s)       -----------    ------------------   -----------   ------------------   ----------
  Year     10% Cumulative EVA      Payment        from 1995 Plan       Payment            EVA             Payment
  ----     ------------------      -------        --------------       -------            ---             -------
---------------------------------------------------------------------------------------------------------------------
  1996           14,779               0               15,702            289,000           21,373           1,056,000
---------------------------------------------------------------------------------------------------------------------

  1997           31,036               0               34,303            632,000           49,706           2,474,000
---------------------------------------------------------------------------------------------------------------------

  1998           48,919               0               57,193          1,053,000          87,267            4,379,000
=====================================================================================================================

Notes: EVA and cumulative EVA figures are reduced for expenses incurred and/or accrued under this Agreement. References in column (ii) hereinabove to "Plan" shall mean the 1995-1999 Plan. References in column (iii) hereinabove to "32.57% Cumulative EVA" shall mean 32.57% compounded annual growth of EVA from the 1995 EVA originally anticipated in the 1995-1999 Plan.


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               TASC agrees to provide Executive with an annual statement, starting in 1997, showing the EVA for the previous year and the calculations used in deriving the EVA. The Executive shall have the opportunity to review such calculations with the Board of Directors of TASC or its designee. The failure to provide such a statement shall not in any way inure to the benefit of the Executive or to the detriment of TASC.

               In no event shall the cash payment exceed $4.379 million.

               (b). As an example, if cumulative EVA from 1996 through 1998 was $82,000,000, the entitlement for payment from TASC would be $3,796,502. This is calculated by $1,053,000 + [($82,000,000 -
          $57,193,000) / ($87,267,000 - $57,193,000)] x ($4,379,000 -
          $1,053,000).

               (c). The parties hereto agree that if the payment hereunder is greater than $2 million, TASC may make such payment over a 3-year period in three equal annual installments with interest at the rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by the Wall Street Journal). The first such installment shall be paid not later than March 31, 1999, the second installment shall be paid not later than March 31, 2000 and the third installment shall be paid not later than March 31, 2001. If the payment hereunder is less than $2 million, such payment shall be made not later than March 31, 1999.


     3. Notwithstanding anything to the contrary in the Employment Agreement and in lieu of the EVA amount payable under Section 9(b) of the Employment Agreement, if the Executive's employment with TASC is terminated without cause in 1997 or 1998, TASC shall be obligated, concurrently with such termination, to make a cash payment to the Executive (in addition to any other severance amount payable under the Employment Agreement), the amount of which shall be calculated as follows:

           (a). Commencing with calendar year 1996, determine the sum of the EVA for each full year ended December 31st in which the Executive was actually employed by TASC;


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          (b). Using the table in Paragraph 2(a) above, determine the dollar amount of payment, interpolating if necessary;

          (c). The amount derived in (b) above minus applicable taxes shall be the amount of the cash payment.

          Thus, for purposes of illustration only, if the Executive was terminated on January 1, 1998 and assuming that EVA for 1996 and 1997 was $20 million and $25 million, respectively, the cumulative EVA would be $45 million. Interpolating in the 1997 row of the table in Paragraph 2(a) above, the cash payment would be $1,911,223, i.e. $632,000 + [($45,000,000 - $34,303,000)/($49,706,000 - $34,303,000)] x
     ($2,474,000 - $632,000).

     Such amount shall constitute the sole obligation of TASC with respect to the payment of any amount calculated on the basis of EVA. Upon payment of such amount, the Executive shall have no further rights or claims with respect thereto and expressly waives all liabilities and cause of actions that he may have against TASC with respect to any payment calculated on the basis of EVA. No amount referred to in this Paragraph 3 shall be made unless and until the Committee shall have certified the extent to which the relevant standard for EVA growth shall have been obtained for the relevant periods.

     4.    This Agreement shall be administered by the Committee.

     5. This Agreement is in no way intended to guarantee continued employment for the Executive with TASC or any affiliated company or entity.

     6. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the Commonwealth of Massachusetts.

     7. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by TASC, one by the Executive and the third by the first two arbitrators. TASC and the Executive agree to appoint their arbitrator within 90 days of receipt of a notice delivered in accordance with Paragraph 8 hereunder from the

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other party setting forth a description of the controversy or claim and requesting that the arbitrators be appointed. If either party fails to select an arbitrator within such 90 day period the non-failing party may appoint a second arbitrator and the failing party shall be deemed to have waived its or his rights to appoint an arbitrator. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Paragraph 7. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement and assuming that the Executive is more successful in such enforcement than TASC, TASC shall pay or the Executive shall be entitled to recover from TASC, as the case may be, the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court).

     8. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered mail, return receipt requested, postage prepaid, as follows:

                  If to TASC:

                           TASC
                           55 Walkers Brook Drive
                           Reading, Massachusetts  01867
                           Attention:  General Counsel

                  If to the Executive:

                           Mr. John C. Holt
                           313 Ocean Avenue
                           Marblehead, MA  01945

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


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     9.   This Agreement shall be subject to the approval of the shareholders of
Primark at the 1996 Annual Meeting of Shareholders and shall be of no further force or effect unless such approval is obtained in a separate vote by the affirmative vote of a majority of the voting shares present or represented and entitled to vote at such meeting.


ATTEST:                                    TASC, INC.


Michael R. Kargula                          By: /s/ JOSEPH E. KASPUTYS
----------------------------------             -----------------------------
                                                Chairman


WITNESS:                                   EXECUTIVE


/s/ MARYANN MADORE                         /s/ JOHN C. HOLT
----------------------------------         ------------------------------------
                                           John C. Holt

ACKNOWLEDGED:
PRIMARK CORPORATION


By: /s/ JOSEPH E. KASPUTYS
    ------------------------------

Title: Chairman, President and CEO
      ----------------------------